                                                                 EXHIBIT 10.4(a)




                            STOCKHOLDERS' AGREEMENT

                                     AMONG

                                INTERLAND, INC.

                      CREST COMMUNICATIONS PARTNERS L.P.,

                         CREST ENTREPRENEURS FUND L.P.

                           BOULDER VENTURES III, L.P.

                                      AND

           THE OTHER INVESTORS SET FORTH ON THE SIGNATURE PAGE HERETO





                             DATED DECEMBER 2, 1999





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                               TABLE OF CONTENTS



1.    DEFINITIONS............................................................2
2.    DIRECTORS OF THE COMPANY...............................................2
      2.1.     Board of Directors............................................2
      2.2.     Board Meetings................................................3
      2.3.     Board Committees..............................................3
3.    TRANSFER OF EQUITY SECURITIES; PREEMPTIVE RIGHTS.......................4
      3.1.     Restrictions on Transfer of Shares by the Stockholders........4
      3.2.     Investor Stockholders Ownership...............................4
      3.3.     Rights of First Refusal and Tag-Along Rights..................4
               3.3.1.  First OfferRights.....................................4
               3.3.2.  Offer.................................................5
               3.3.3.  Company Rights........................................5
               3.3.4.  Stockholder Rights....................................5
               3.3.5.  Sale by Transferor....................................6
               3.3.6.  Closing...............................................7
               3.3.7.  Tag-Along Rights......................................7
      3.4.     Obligation to Sell............................................8
      3.5.     Preemptive Rights.............................................9
      3.6.     Put Rights...................................................10
4.    ADDITIONAL COVENANTS OF THE COMPANY...................................10
      4.1.     Books and Records............................................10
      4.2.     Access and Examination Rights................................11
      4.3.     Financial and Business Information...........................11
      4.4.     Defaults; Litigation.........................................12
      4.5.     Additional Information.......................................12
5.    ADDITIONAL COVENANTS AND REPRESENTATIONS OF THE
      EXISTING STOCKHOLDERS.................................................12
      5.1.     Action by Written Consent....................................12
      5.2.     Special Meetings.............................................13
      5.3.     Stock Ownership..............................................13
      5.4.     Holdback Agreement...........................................13
6.    MISCELLANEOUS.........................................................13
      6.1.     Legend.......................................................13
      6.2.     Specific Performance.........................................14
      6.3.     Termination..................................................14
      6.4.     Assignment...................................................14
      6.5.     Entire Agreement; Amendment..................................15
      6.6.     Waiver.......................................................15
      6.7.     No Third Party Beneficiaries.................................15
      6.8.     Binding Effect...............................................15
      6.9.     Governing Law................................................16
      6.10.    Notices......................................................16
      6.11.    Execution in Counterparts....................................17


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                             STOCKHOLDERS AGREEMENT

                                INTERLAND, INC.


                  THIS STOCKHOLDERS AGREEMENT (this "Agreement") is entered into as of December 2, 1999 by and among Interland, Inc., a Georgia corporation (the "Company"), Crest Communications Partners L.P., a Delaware limited partnership and Crest Entrepreneurs Fund L.P., a Delaware limited partnership (collectively, "Crest"), Boulder Ventures III, L.P., a Delaware limited partnership ("Boulder") and the other investors set forth on the signature page hereto (the "Other Investors," and together with Crest and Boulder, the "Investor Stockholders"), and Waldemar Fernandez and Ken Gavranovic (the "Existing Stockholders"). The Investor Stockholders and the Existing Stockholders, together with other stockholders of the Company who may become parties hereto, are referred to herein collectively as the "Stockholders" and individually as a "Stockholder."

                  WHEREAS, the Existing Stockholders own 16,671,340 shares of the issued and outstanding shares of the Company's common stock, no par value per share (the "Common Stock"), representing 76.7% of the total issued and outstanding equity securities of the Company immediately prior to the execution hereof and the issuance to the Investor Stockholders of the Company's Series A Convertible Participating Preferred Stock, no par value per share (the "Series A Preferred Stock");

                  WHEREAS, immediately prior to the execution hereof, the Company has issued to the Investor Stockholders an aggregate of 9,174,313 shares of Series A Preferred Stock pursuant to a Stock Purchase Agreement between the Company and the Investor Stockholders dated as of the date hereof (the "Purchase Agreement");

                  WHEREAS, the Company and the Stockholders desire to enter into this Agreement in order to provide, among other things, for certain restrictions relating to the transfer of the Equity Securities and other rights and responsibilities as set forth herein; and

                  NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.       DEFINITIONS

                  For all purposes of this Agreement, certain capitalized terms specified in Exhibit A shall have the meanings set forth in Exhibit A, except as otherwise expressly provided.

2.       DIRECTORS OF THE COMPANY

                  As provided in the Articles of Incorporation, as amended, of the Company (the "Articles") and the Bylaws, as amended, of the Company (the "Bylaws"), all directors of the Company shall be elected by the holders of the Common Stock and the Series A Preferred Stock voting together as a single class (with each share of Series A Preferred Stock entitled to the number of votes equal to the number of votes which could be cast in such vote by the number of shares of Common Stock that would be issuable upon conversion of such share of Series A Preferred Stock on the record date for determining eligibility to participate in the action being taken).


         2.1.     BOARD OF DIRECTORS

                  The Company and each Stockholder (for so long as such Stockholder owns any capital stock of the Company) shall take or cause to be taken all such action within their respective power and authority (including without limitation the voting of shares of Equity Securities held by such Stockholder or the taking of action by consent with respect to such shares) as may be required; provided, however, that the Investor Stockholders' rights provided in this SECTION 2.1 shall terminate once the Investor Stockholders' aggregate ownership of the Equity Securities is less than ten percent (10%) of the aggregate voting power of the Equity Securities (the "10% Requirement"):

                           (1)      to establish and maintain the authorized
size of the Board of Directors of the Company at eight (8) directors; to maintain the quorum requirements for actions of the Board of Directors at a majority of the entire number of directors, including the directors designated by the Investor Stockholders as provided below; and to maintain the voting requirements for actions of the Board of Directors at a majority of directors present at a meeting at which there is a quorum, except in respect of such matters as this Agreement, the Articles or the Bylaws of the Company may impose a greater voting requirement;

                           (2)      to cause to be elected to the Board of
Directors of the Company (A) two directors designated jointly by Crest and Boulder or their assignees, on behalf of the Investor Stockholders, who shall initially be Andrew E. Jones and Gregg A. Mockenhaupt, (B) four directors designated by the Company, three of whom shall initially be Ken Gavranovic, Maryjane Stevens and Rahim Shah, and (C) two directors who are not employees of the Company, designated by


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

the Company;

                           (3)      to remove forthwith from the Board of
Directors any director when removal is requested for any reason by the Stockholder group designating the election of such director pursuant to SECTION 2.1(2) above (each a "Designating Group"), with or without cause;

                           (4)      in the case of death, resignation or other
removal as herein provided of such director, to elect another person designated by the respective Designating Group to fill the vacancy created thereby; and

                           (5)      to use its best efforts to prevent any
action from being taken by the Board of Directors of the Company during the pendency of any vacancy due to death, resignation or removal of a director, unless the Designating Group shall have failed for a period of ten days after written notice of such vacancy to designate a replacement.

                  The Investor Stockholders, for so long as they own shares of Series A Preferred Stock, shall be permitted to send no more than four representatives in the aggregate (the "Representatives"), with one Representative designated by each of Crest, Boulder, BancBoston Ventures Inc. and Private Equity Co-Invest Ltd., to attend, as nonvoting observers, all meetings of the Company's Board of Directors or committees thereof and, in this respect, the Company shall provide the Representatives copies of all notices, minutes, consents, and other material that it provides to its Directors; provided, however, that the Company reserves the right to exclude the Representatives from access to any material or meeting or portion thereof if the Company in good faith believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege or to protect highly confidential proprietary information. The Representatives may participate in discussions of matters brought to the Board of Directors or the committees thereof.


         2.2.     BOARD MEETINGS

                  The Company and each Stockholder agree to take, or cause the Board of Directors to take, all such actions necessary to hold meetings of the Board of Directors at least once each month in accordance with the Bylaws of the Company.


         2.3.     BOARD COMMITTEES

                  The Company and each Stockholder further agree to take, or to cause the Board of Directors to take, all such actions necessary to cause the directors designated by the Investor Stockholders to be nominated to each committee of the Board of Directors whether now in existence or created after the date hereof;


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provided, however, the rights granted to the Investor Stockholders in this
SECTION 2.3 shall terminate if the Investor Stockholders fail to maintain the 10% Requirement.

3.       TRANSFER OF EQUITY SECURITIES; PREEMPTIVE RIGHTS

                  Until the termination of this Agreement, the following restrictions shall apply to the Transfer of Equity Securities:


         3.1.     RESTRICTIONS ON TRANSFER OF SHARES BY THE STOCKHOLDERS

                  Subject to the rights of the Investor Stockholders and the Existing Stockholders set forth in this SECTION 3, Stockholders may only Transfer Equity Securities in accordance with this SECTION 3. No Transfer of Equity Securities in violation of this Agreement shall be made or recorded on the books of the Company, and any such Transfer shall be void and of no effect.


         3.2.     INVESTOR STOCKHOLDERS OWNERSHIP

                  With the exception of increases in percentage ownership as a result of anti-dilution and other conversion ratio adjustments set forth in the Articles, the Investor Stockholders will not acquire additional Equity Securities if doing so would have the effect of increasing the Investor Stockholders' aggregate percentage ownership of the Company above that in effect on the Effective Date without first obtaining the approval of the Board of Directors. The Investor Stockholders hereby covenant that they will not seek to exercise control over the management and operations of the Company other than through their ability to designate two members of the Company's Board of Directors. Notwithstanding the foregoing, the Investor Stockholders may acquire additional Equity Securities and thereby increase their percentage ownership of the Company without obtaining approval of the Board of Directors if such acquisition occurs as a result of the exercise of rights provided for in this
SECTION 3. The Investor Stockholders may not Transfer any Equity Securities to a Third Party unless such Transfer is approved by the Board of Directors, which approval shall not be unreasonably withheld.


         3.3.     RIGHTS OF FIRST REFUSAL AND TAG-ALONG RIGHTS

                  3.3.1.   FIRST OFFER RIGHTS

                  In the event that a Stockholder (a "Transferor"), desires to Transfer for value (a "Sale of Shares") Equity Securities now or hereafter held or acquired by such Transferor, before the Transferor may effect a Sale of Shares, the Transferor first must make the offer(s) required by this SECTION
3.3 and such offer(s) must not have been accepted as provided in this SECTION
3.3.


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

                  3.3.2.   OFFER

                  Prior to effecting a Sale of Shares, the Transferor shall first deliver a written notice (the "Transfer Notice") to the Company and to each other Stockholder specifying (i) the name and address of the individual or entity to whom the Transferor wishes to Transfer any Equity Securities, (ii) the number and class or series of Equity Securities which the Transferor wishes to Transfer (the "Offered Shares"), (iii) the cash or other purchase price offered for the Equity Securities (the "Offer Price"), and (iv) any other terms and conditions of the Transfer. The Transfer Notice shall constitute an irrevocable offer by the Transferor to sell to the Company and to each other Stockholder the Offered Shares at the price under the same terms and conditions contained in the Transfer Notice and pursuant to the terms of this Section 3.3.

                  3.3.3.   COMPANY RIGHTS

                  Within ten (10) Business Days following its receipt of the Transfer Notice, the Company shall notify the Transferor and each other Stockholder as to the number of the Offered Shares, if any, that it is electing to purchase (the "Company Acceptance"). The election to purchase Offered Shares shall be made on behalf of the Company and approved by those members of the Board of Directors of the Company who are not and have not been designated by, or are not Affiliates of, the Transferor. The Company Acceptance shall be deemed to be an irrevocable commitment to purchase from the Transferor that number of the Offered Shares which the Company has elected to purchase pursuant to the Company Acceptance.

                  3.3.4.   STOCKHOLDER RIGHTS

                  If the Company does not elect to purchase all of the Offered Shares, then the Stockholders shall have the right to purchase any remaining Offered Shares that the Company has not agreed to purchase (the "Remaining Offered Shares"). Within five (5) Business Days following its receipt of the Company Acceptance, each other Stockholder shall notify the Company and the Transferor as to the number of the Remaining Offered Shares, if any, that each such Stockholder is electing to purchase (each such notice being a "Stockholder Acceptance"). If the number of Remaining Offered Shares is less than the total number included in all Stockholder Acceptances (as verified by the Company), then the number of Remaining Offered Shares shall be allocated as nearly as practicable among the Stockholders pro-rata in proportion to the number of shares of Common Stock (assuming conversion of the Series A Preferred Stock) held by each such Stockholder. Each of the Stockholders shall have the right of over-subscription such that if any of the Stockholders fails to exercise the right to purchase its pro rata portion of the Remaining Offered Shares, the Company shall promptly notify each of the other Stockholders and each of the other Stockholders may purchase the non-purchasing Stockholder's portion, within five (5) Business Days of the date of this


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

subsequent notice from the Company, allocated as nearly as practicable among the Stockholders pro-rata in proportion to the number of shares of Common Stock (assuming conversion of the Series A Preferred Stock) held by each Stockholder. Each Stockholder Acceptance shall be deemed to be an irrevocable commitment to purchase from the Transferor that number of the Remaining Offered Shares which the Stockholders have elected to purchase pursuant to their Stockholder Acceptances.

                  3.3.5.   SALE BY TRANSFEROR

                  If the Company and Stockholders do not deliver to the Transferor a Company Acceptance and the Stockholder Acceptances to purchase all of the Offered Shares or exercise Tag-Along Rights within the time frames set forth in SECTIONS 3.3.3 AND 3.3.4 above, the Transferor (a) shall be under no obligation to sell any of the Offered Shares to the Company and the Stockholders, unless the Transferor so elects, and (b) may, within a period of 90 days from the date of the Transfer Notice, sell all, but not less than all, of the Offered Shares to one or more Third Parties (each a "Third Party Transferee"), for cash or other consideration substantially on the terms specified in the Transfer Notice; provided that if there is more than one Third Party Transferee, the Transferor in good faith must obtain binding and definitive commitments to purchase all the Offered Shares within the 90-day period before any sale to a Third Party Transferee of the Offered Shares may take place. Upon any such sale, the Third Party Transferee of the Offered Shares shall execute an agreement in form and substance satisfactory to the Company and the Stockholders pursuant to which the Third Party Transferee agrees that the Equity Securities it acquired from the Transferor are subject to the provisions of this SECTION 3 and otherwise agrees to become a party to this Agreement as a Stockholder. Any Third Party Transferee to whom Offered Shares are Transferred pursuant to and in compliance with this SECTION 3.3 shall, upon consummation of such Transfer, be deemed a Stockholder. If the Transferor does not complete the sale of the Offered Shares within the 90-day period, the provisions of this SECTION 3 shall again apply, and no Transfer of Shares held by the Transferor shall be made otherwise than in accordance with the terms of this Agreement.

                  3.3.6.   CLOSING

                  The closing of purchases of Offered Shares by the Company and the Stockholders (or their designees) pursuant to this SECTION 3.3. shall take place within 90 days after the date of the Transfer Notice at 11:00 A.M. local time at the principal offices of the Company, or at such other date, time or place as the parties to the sale may agree. At least five (5) Business Days prior to the closing, the Company shall notify the Transferor in writing of the name and number of purchasers and the portion of the Offered Shares to be purchased by the Company and the Stockholders. At the closing, the Transferor shall sell, transfer and deliver to the Company and each of the Stockholders participating in the purchase, full right, title and interest in and to the Offered Shares so purchased, free and clear of all liens, security interests or adverse claims of any kind and nature (except as otherwise set forth in the Articles and this Agreement and applicable securities laws) and shall deliver to the Company and all participating Stockholders a certificate or certificates representing the Offered Shares sold, in each case duly endorsed for transfer or accompanied by appropriate stock transfer powers duly endorsed with signatures guaranteed by a commercial bank, trust company or registered broker dealer. Simultaneously with delivery of the certificates, the Company and each of the participating Stockholders shall deliver to the Transferor, in full payment of the purchase price of the Offered Shares purchased, (a) any cash consideration for the shares by wire transfer of immediately available funds to the bank and the account designated by the Transferor and/or (b) any non-cash consideration for the shares in person to the Transferor at Closing.

                  3.3.7.   TAG-ALONG RIGHTS

                  To the extent any rights of first refusal are not exercised under this SECTION 3.3 as to all the Offered Shares or the consideration in any proposed sale is other than cash or promissory notes, the Transferor proposing to effect a Sale of Shares shall afford the Investor Stockholders the opportunity to participate in the sale with the Transferor (the "Tag-Along Right") with each such Stockholder (including the Transferor) participating in the sale pro-rata in proportion to the ownership of the Equity Securities by each of the Stockholders (on an as-converted basis, with respect to all then-outstanding convertible securities), and for the same consideration and otherwise on the same terms as specified in the Transfer Notice. In the event that any Stockholder shall propose a Sale of Shares, the Transferor shall provide written notice to the Company and the Investor Stockholders in accordance with SECTION 3.3, and if the Investor Stockholders intend to participate in the proposed sale, they shall state their intention to participate in the Stockholder Acceptance, as the case may be, delivered to the Transferor in accordance with SECTION 3.3.


         3.4.     OBLIGATION TO SELL

                  (1) If the Board of Directors recommends a transaction in which all of the Equity Securities would be sold or exchanged (in a business combination or otherwise) in a bona fide arms length transaction to a Third Party (other than a public offering under the Act) (the "Recommended Transaction"), the Investor Stockholders of the Company and the Existing Stockholders shall be obligated to, and shall, (a) Transfer to such Third Party, all Equity Securities (on an as-converted basis, with respect to the Series A Preferred Stock) owned by such Stockholder and (b) if stockholder approval of the transaction is required, vote its Equity Securities in favor thereof. The requirements of this SECTION 3.4 shall apply only in the event that (a) the per share consideration to be received in the Recommended Transaction is in excess of the applicable Threshold Price and (b) the


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

consideration offered in the Recommended Transaction consists of (i) cash, (ii) securities listed on an established national securities exchange or automated quotation system and registered under the Act or (iii) a combination thereof.

                  (2)      The obligations of the Stockholders pursuant to this
SECTION 3.4 are subject to the satisfaction of the following conditions:

                  (a) if any Stockholders of a class or series are given an option as to the form and amount of consideration to be received, all holders of such class or series will be given the same option;

                  (b) no Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Recommended Transaction and no Stockholder shall be obligated to pay more than his pro rata share (based upon the amount of consideration received) of reasonable expenses incurred in connection with a consummated Recommended Transaction to the extent such costs are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the acquiring party (costs incurred by or on behalf of a Stockholder for his sole benefit will not be considered costs of the transaction hereunder), provided that a Stockholder's liability for such expenses shall be capped at the total purchase price received by such Stockholder for his shares of the capital stock of the Company; and

                  (c) in the event that the Stockholders are required to provide any representations in connection with the Recommended Transaction, the Stockholders shall provide representations only concerning each Stockholder's valid ownership of his capital stock in the Company, free of all liens and encumbrances (other than those arising under applicable securities laws), and each Stockholder's authority, power, and right to enter into and consummate such purchase or merger agreement without violating any other agreement.

         3.5.     PREEMPTIVE RIGHTS

                  (1) The Company hereby grants to each Investor Stockholder the right (but not the obligation) to purchase the Investor Stockholder's pro rata share of all (or any part) of New Securities (as hereinafter defined) that the Company may, from time to time, propose to sell and issue. A pro rata share, for purposes of this preemptive right, is the portion of the New Securities obtained by multiplying the total New Securities by a fraction, the numerator of which is the sum of the number of shares of Common Stock then held by an Investor Stockholder and the number of shares of Common Stock into which shares of Series A Preferred Stock or other convertible securities then held by an Investor Stockholder may then be converted, and the denominator of which is the total number of shares of Common Stock plus the total number of shares of Common Stock issuable upon conversion of all then-outstanding convertible securities. For purposes of this SECTION 3.5, "New


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

Securities" shall mean any common stock or preferred stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such common stock or preferred stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for common stock or preferred stock of the Company, but shall not include: (a) shares of Common Stock to be issued upon conversion of the Series A Preferred Stock; (b) shares of Common Stock issued to officers, directors, consultants or employees of the Company upon the exercise of options issued to such persons, under any stock option, other equity incentive plan, or pursuant to agreements entered into prior to the date of this Agreement, in all cases, approved by the Board of Directors or a committee thereof; (c) securities offered in an underwritten public offering; or (d) securities issued in consideration of the acquisition of one or more businesses by the Company.

                  In the event the Company issues New Securities, it shall give the Investor Stockholders written notice of such issuance within sixty (60) days thereof, describing the type of New Securities, the price and the general terms upon which the Company issued the same. The Investor Stockholders shall have ten (10) Business Days from the date of receipt of any such notice to purchase all or a portion of its pro rata share of the New Securities for the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

                  (2) In the case of an issuance and sale of New Securities to a Strategic Investor, the rights granted under this SECTION 3.5 shall be exercisable only in the following circumstances:

                           (a)      if the issuance or series of related
issuances of New Securities to a Strategic Investor takes place within sixty
(60) days of the date of this Agreement and (i) the aggregate purchase price of the New Securities is equal to or greater than $5 million and (ii) the price per share for such New Securities is less than the per share purchase price paid for the Series A Preferred Stock under the Purchase Agreement; or

                           (b)      if the issuance or series of related
issuances of New Securities to a Strategic Investor takes place more than sixty
(60) days from the date of this Agreement, and (i) the aggregate purchase price of the New Securities is equal to or greater than $20 million and (ii) the price per share for such New Securities is less than one and one-half times the per share purchase price paid for the Series A Preferred Stock under the Purchase Agreement.

                  The right to purchase New Securities set forth in this
SECTION 3.5(2) shall be offered to the Investor Stockholders within sixty (60) days following the issuance of the New Securities.

         3.6.     PUT RIGHTS

                  In the event that the Company has not initiated and kept open for thirty days a rescission offer to those holders of its Common Stock who (i) reside in the states of Delaware, Florida, Georgia, Idaho, New Jersey, New York and Virginia and (ii) purchased the Common Stock between November 1, 1998 and November 1, 1999 by January 31, 2000, which rescission offer satisfies the requirements of those states in which the rescission offer was made, the Investor Stockholders shall have the right to require that the Company repurchase their shares of Series A Preferred and any Common Stock into which the Series A Preferred shall have been converted. The Investor Stockholders shall have until March 31, 2000 to exercise the rights granted pursuant to this
SECTION 3.6 and may exercise these rights with regard to all or a part of the Series A Preferred or Common Stock by sending written notice to the Company requesting that the Company repurchase their shares. The purchase price per share of Series A Preferred or Common Stock shall be the Stated Value Per Share, as defined in the Company's Articles of Incorporation, plus any accrued but unpaid dividends thereon.

4.       ADDITIONAL COVENANTS OF THE COMPANY

                The Company hereby covenants with each Stockholder as follows:


         4.1.     BOOKS AND RECORDS

                  The Company shall keep and maintain adequate and proper books and records of account, in which complete entries are made in accordance with generally accepted accounting principles consistently applied and in accordance with all applicable laws, rules, and regulations, reflecting all financial and other transactions of the Company normally or customarily included in books and records of account of companies engaged in the same or similar businesses and activities as the Company.


         4.2.     ACCESS AND EXAMINATION RIGHTS

                  The Company shall permit each Investor Stockholder and any agents or representatives thereof to visit and inspect the properties of the Company, to examine and make abstracts from any of the Company's books and records (including agreements, licenses, and similar documents) at any reasonable time and as often as such Investor Stockholder or such agents or representatives may reasonably request, and to discuss the business, operations, prospects, assets, properties, and condition (financial or otherwise) of the Company with any of the officers, directors, employees, agents, or representatives of the Company; provided, however, that such rights of access and examination shall be subject to such security or safety rules and regulations as the Company may have in effect from time to time that are applicable to all visitors to its facilities and to applicable laws and regulations, including those applying to classified material and facilities.


         4.3.     FINANCIAL AND BUSINESS INFORMATION

                  The Company shall furnish to the Investor Stockholders:

                  (1) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the audited balance sheet of the Company as of the end of such fiscal year and the related audited statements of income and cash flows for the fiscal year, all prepared in reasonable detail, and certified by independent certified public accountants of recognized national standing as presenting fairly the financial position of the Company and approved by the Board of Directors of the Company, including footnotes and setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year. The Company shall also provide the figures for such period set forth in the operating plan and budget delivered by the Company pursuant to subsection (4) hereof;

                  (2) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Company (other than the last quarter of each fiscal year) in the case of quarterly statements and within 30 days after the close of each month of each fiscal year in the case of monthly statements, a copy of the unaudited balance sheet of the Company as of the end of the quarter or month and the related unaudited statements of income and cash flows of the Company for the periods commencing at the end of the previous quarter or month and ending at the end of the quarter or month and commencing at the beginning of the fiscal year and ending at the end of the quarter or month, in each case (a) setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and the figures for the period set forth in the operating plan and budget delivered by the Company pursuant to subsection (4) hereof and (b) in the case of quarterly financial statements, accompanied by a report from the Company's Chief Financial Officer (or other member of management acting in such capacity) summarizing the Company's financial condition and results of operations during such period and in comparison to the periods set forth in (a) immediately preceding;

                  (3) promptly after the sending or filing thereof, copies of all financial statements and reports that the Company sends to its stockholders and copies of all regular, periodic, and special reports which the Company files with any governmental authority, including, without limitation the United States Securities and Exchange Commission; and

                  (4) as soon as available and in any event no later than 30 days prior to the first day of each fiscal year of the Company beginning after the date hereof, an annual operating plan and budget (including cash flow data) for the Company for the upcoming fiscal year, each prepared in reasonable detail, as each operating plan and budget has been approved by the Board of Directors of the Company.


         4.4.     DEFAULTS; LITIGATION

                  The Company shall furnish to the Investor Stockholders notifications of any material defaults under any of its contracts or agreements and copies of any litigation brought against the Company, including in each case, a detailed description thereof.


         4.5.     ADDITIONAL INFORMATION

                  The Company shall furnish to the Investor Stockholders such additional information as the Investor Stockholders may reasonably request.

5.       ADDITIONAL COVENANTS AND REPRESENTATIONS OF THE
         EXISTING STOCKHOLDERS


         5.1.     ACTION BY WRITTEN CONSENT

                  The Existing Stockholders agree that they will not take any action by written consent, which may otherwise be permitted by the Company's Articles of Incorporation or Bylaws, without first obtaining the consent to such action by the holders of a majority of the Series A Preferred.


         5.2.     SPECIAL MEETINGS

                  The Existing Stockholders agree that, upon a request by the Investor Stockholders that a special meeting of the Company's stockholders be called, the Existing Stockholders will request the Company to call such a special meeting.


         5.3.     STOCK OWNERSHIP

                  Each Existing Stockholder hereby represents that as of the date of this Agreement, he owns (free and clear of any liens) 8,335,670 shares of the Company's Common Stock.


         5.4.     HOLDBACK AGREEMENT

                  In the event that the Company effects a registration of any securities under the Act, in an underwritten public offering, each Existing Stockholder agrees not to effect any sale, transfer, disposition or distribution, including any sale pursuant to Rule 144 under the Act, of any Equity Securities (except as part of such offering) during (i) the 180-day period commencing with the effective date of the registration statement for the IPO and, (ii) for so long as each Existing Stockholder owns 5% or more of the Company's outstanding voting securities, the 90-day period commencing with the effective date of the registration statement for any subsequent public offering, provided, in the case of both (i) and (ii) above, that all officers, directors and holders of 5% or more of the Company's outstanding voting securities enter into agreements providing for similar restrictions on sales.

6.       MISCELLANEOUS


         6.1.     LEGEND

                  The certificates or other evidence representing the Equity Securities held by the Stockholders shall bear a legend (the "Legend") in substantially the following form:

                  The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") or state securities laws and cannot be offered, sold or otherwise transferred in the absence of registration or the availability of an exemption from registration under the Act and regulations promulgated thereunder and applicable state securities laws. The voting rights with respect to, and sale or other disposition of, the securities represented by this certificate are restricted by and subject to the provisions of a Stockholders' Agreement dated as of December 2, 1999, a copy of which is available for inspection at the offices of the Company.


         6.2.     SPECIFIC PERFORMANCE

                  With respect to the terms of this Agreement, in addition to any other remedies which the Stockholders and the Company may have at law or in equity, the Company and the Stockholders hereby acknowledge that the harm which might result to the Stockholders or the Company from breaches by the Company or Stockholders, as appropriate, of their respective obligations to take all necessary actions with respect to the rights and obligations set forth in this Agreement cannot be adequately compensated by damages. Accordingly, the Company and the Stockholders agree that the parties to this Agreement shall have the right to have all obligations and undertakings set forth in this Agreement specifically performed by each other party to this Agreement and that any Stockholder or the Company, as appropriate, shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or of any state or other political subdivision thereof.


         6.3.     TERMINATION

                  This Agreement shall terminate, and all agreements, covenants and obligations of the parties hereunder shall become wholly void and of no effect, upon the closing date of a Qualified Public Offering.


         6.4.     ASSIGNMENT

                  Except for assignments by the Investor Stockholder of the rights existing under this Agreement to any transferee of any shares held by an Investor Stockholder, neither the Company nor any other Stockholder shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, unless (a) such person shall have obtained the prior written consent of all the other parties, or (b) such assignment is in connection with a Transfer of Equity Securities pursuant to SECTION 3 hereof. Any purported assignment of this Agreement contrary to the terms hereof shall be null and void and of no force and effect.


         6.5.     ENTIRE AGREEMENT; AMENDMENT

                  This Agreement, including the Exhibits hereto, constitutes the entire agreement among the parties hereto with respect to the matters provided for herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. This Agreement may only be amended with the written consent of the Company and the holders of at least a majority of the Series A Preferred Stock, provided, however, that no such amendment may be effected which has the effect of altering the restrictions or obligations of the Existing Stockholders without the consent of both Existing Stockholders.


         6.6.     WAIVER

                  No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instruments given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

         6.7.     NO THIRD PARTY BENEFICIARIES

                  It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.


         6.8.     BINDING EFFECT

                  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.


         6.9.     GOVERNING LAW

                  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of Georgia (excluding the choice of law rules thereof).


         6.10.    NOTICES

                  All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand-delivered or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telecopy as follows:

                  (i)      If to the Company:

                           Interland, Inc.
                           101 Marietta Street, Suite 200
                           Atlanta, Georgia 30303
                           Telecopy No.: (404) 720-3707
                           Attention: Ken Gavranovic

                  with a copy (which shall not constitute notice) to:

                           Kilpatrick Stockton LLP
                           1100 Peachtree Street, Suite 2800
                           Atlanta, Georgia 30309-4530
                           Telecopy No.: (404) 815-6555
                           Attention: David A. Stockton

                  (ii)     If to Crest:

                           Crest Communications Holdings LLC
                           2852 Jackson Street
                           San Francisco, California  94115
                           Telecopy No.:
                           Attention:  Gregg A. Mockenhaupt

                           If to Boulder:

                           Boulder Ventures Ltd.
                           4750 Owings Mills Boulevard
                           Owings Mills, Maryland 21117
                           Telecopy No.: (410) 356-5492
                           Attention:  Andrew E. Jones

                           If to any other Investor Stockholder, then to the names and address set forth on the books and records of the Company.

                  with a copy (which shall not constitute notice) to:

                           Hogan & Hartson L.L.P.
                           111 South Calvert Street
                           Suite 1600
                           Baltimore, Maryland  21202
                           Telecopy No.: (410) 539-6981
                           Attention: Lawrence R. Seidman

                  (iii)    If to any other Stockholder:

                           To such Stockholder's address shown on the signature pages hereof.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand-delivered, mailed, transmitted or telecopied in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.


         6.11.    EXECUTION IN COUNTERPARTS

                  To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

                  IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Stockholders Agreement to be duly executed on their behalf, as of the day and year first hereinabove set forth.

                                    INTERLAND, INC.



                                    By: /s/ Ken Gavranovic
                                       ---------------------------------------
                                    Name:      Ken Gavranovic
                                    Title:     President and Chief Executive
                                               Officer



                                    INVESTOR STOCKHOLDERS

                                    CREST COMMUNICATIONS
                                    PARTNERS L.P.


                                    By: Crest Communications Holdings LLC
                                    Its: Authorized Representative


                                    By:          /s/ Gregg A. Mockenhaupt
                                       ---------------------------------------
                                    Name: Gregg A. Mockenhaupt
                                    Title:Managing Director

                                    CREST ENTREPRENEURS FUND
                                    L.P.

                                    By: Crest Communications Holdings LLC
                                    Its: Authorized Representative


                                    By: /s/ Gregg A. Mockenhaupt
                                       ---------------------------------------
                                    Name: Gregg A. Mockenhaupt
                                    Title:Managing Director

                                    BOULDER VENTURES III, L.P.



                                    By: /s/ Andrew E. Jones
                                       ---------------------------------------
                                    Name:      Andrew E. Jones
                                    Title:     Partner


                                    BANCBOSTON VENTURES INC.




                                    By: /s/ M. Scott McCormack
                                       ---------------------------------------
                                    Name:      M. Scott McCormack
                                    Title:     Vice President


                                    PRIVATE EQUITY CO-INVEST LTD.

                                    By: VBTC Management, Ltd.
                                    Its:Sole Director


                                    By           /s/ John Arnold
                                       ---------------------------------------
                                    Name:      John Arnold
                                    Title:     Chairman

                                    BOULDER VENTURES III (ANNEX),
                                    L.P.



                                    By: /s/ Andrew E. Jones
                                       ---------------------------------------
                                    Name:      Andrew E. Jones
                                    Title:     Partner

                                    EXISTING STOCKHOLDERS:


                                        /s/ Waldemar Fernandez
                                    ---------------------------------------
                                    Waldemar Fernandez



                                        /s/ Ken Gavranovic
                                    ---------------------------------------
                                    Ken Gavranovic

                                   EXHIBIT A
                           TO STOCKHOLDERS' AGREEMENT
                          DATED AS OF DECEMBER 2, 1999

DEFINITIONS

                  "Act" shall mean the Securities Act of 1933, as amended.

                  "Agreement" shall mean this Stockholders' Agreement.

                  "Business Day" shall mean Monday through Friday and shall exclude any federal or banking holidays observed in New York City.

                  "Common Stock" shall mean any class of common stock of the Company.

                  "Company" shall mean Interland, Inc., a Georgia corporation, or any successor thereto.

                  "Effective Date" shall mean the date on which the Agreement is effective.

                  "Equity Securities" shall mean the Common Stock, the Series A Preferred Stock and any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock, any stock or security convertible into or exchangeable for Common Stock or any other stock, security or interest in the Company whether or not convertible into or exchangeable for Common Stock.

                  "Qualified Public Offering" shall mean the public sale of any equity securities of the Company under the Act through a nationally recognized underwriter in which the Company's aggregate net proceeds realized from the offering are at least $30 million, at an offering price per share equal to or greater than (i) three times the Stated Value Per Share if the offering takes place prior to December 2, 2002 or (ii) four times the Stated Value Per Share if the offering takes place on or after December 2, 2002.

                  "Stated Value Per Share" shall have the meaning in the Company's Articles of Incorporation defining the rights, terms and preferences of the Series A Preferred.

                  "Stockholder" shall mean an Existing Stockholder or an Investor Stockholder.

                  "Strategic Investor" shall mean an investor in the Company's securities which (i) is engaged in the same or a related business as the Company, (ii) in the opinion of a majority of the Board of Directors, is making the investment primarily for strategic business reasons rather than as a passive investment and (iii) has a public market capitalization (based on the fair market value of its outstanding publicly-traded securities) of at least $2 billion.

                  "Third Party" shall mean any person or entity excluding each of the following: (a) the Company and any affiliate or associate of the Company; (b) each of the Investor Stockholders and any of their respective successors, officers, directors, affiliates or associates, and partners (limited and general); or (c) each of the Existing Stockholders that are a party to this Agreement as of December 2, 1999.

                  "Threshold Price" shall mean (i) three times the Stated Value Per Share if the Recommended Transaction is recommended before December 2, 2002 or (ii) four times the Stated Value Per Share if the Recommended Transaction is recommended on or after December 2, 2002.

                  "Transfer" means the sale, gift, mortgage, pledge, exchange, assignment or other disposition or transfer, including a disposition under judicial order, legal process, execution, attachment or enforcement of an encumbrance, but shall not include: (a) a transfer by any Stockholder pursuant to the terms of a merger or acquisition agreement to which the Company is a party and which involves all of the Company's Equity Securities; (b) a transfer by a Stockholder to such Stockholder's parents, spouse, children or grandchildren, or to trustees or custodians for their benefit or any entity controlled by any of such persons solely for estate planning purposes, provided that the transferees shall hold the Equity Securities subject to the terms of this Agreement and, as a condition precedent to such transfers, shall be required to execute and deliver this Agreement; (c) a transfer by a Stockholder in a public offering registered under the Act; (d) a transfer by an Investor Stockholder to any director, officer, employee, partner, holder of a limited liability company interest, stockholder or affiliate of the Investor Stockholder; (e) a transfer by an Investor Stockholder of amounts not greater than 2% of the then-outstanding Equity Securities (calculated on a fully-diluted basis); or (f) any transfer for consideration other than cash or promissory notes.